Exhibit (h)(2)
EXECUTION COPY
CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
     THIS AGREEMENT is made as of June 30th, 2010 by and among PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), PNC CAPITAL ADVISORS, LLC, a Delaware limited liability company (“PNC Capital,” and collectively with PNC, the “Administrators”), and PNC ADVANTAGE FUNDS, a Delaware statutory trust (the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
BACKGROUND
     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).
     B. The Fund (formerly known as Allegiant Funds), PNC and PNC Capital (formerly known as Allegiant Asset Management Company) were parties to a Co-Administration and Accounting Services Agreement dated as of January 1, 2009 (the “Former Co-Administration and Accounting Services Agreement”).
     C. The Fund wishes to separately retain the Administrators to provide services as set forth herein to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and the Administrators wish to furnish such services.
     D. Effective as of the effectiveness of this Agreement, the parties mutually desire to terminate the Former Co-Administration and Accounting Services Agreement and replace it with this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:
1. Appointment. The Fund hereby appoints PNC and PNC Capital to provide the services as specified below, to each of the Portfolios, in accordance with the terms set forth in this Agreement. PNC and PNC Capital each separately accepts such respective appointments and agrees to furnish the services that have been designated to it. No Administrator shall be under any duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein with respect to such Administrator or as may be specifically agreed to by such Administrator and the Fund in a written amendment hereto. No Administrator will have any responsibility relating to the services provided or to be provided by the other Administrator. No Administrator shall bear, or otherwise be responsible for, any fees, costs or expenses payable to the other Administrator, any third party service providers engaged by the Fund or any other third party service provider to the Fund.
2. Instructions.

     (a) Unless otherwise provided in this Agreement, an Administrator shall act only upon Oral Instructions or Written Instructions.
     (b) An Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by such Administrator to be an Authorized Person) pursuant to this Agreement. An Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until such Administrator receives Written Instructions to the contrary.
     (c) The Fund agrees to forward to an Administrator to which it sends Oral Instructions Written Instructions confirming such Oral Instructions (except where such Oral Instructions are given by such Administrator) so that such Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not timely received by such Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or such Administrator’s ability to rely upon such Oral Instructions.
3. Right to Receive Advice.
     (a) Advice of the Fund. If an Administrator is in doubt as to any action it should or should not take with respect to this Agreement, such Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
     (b) No Obligation to Seek Advice. Nothing in this Agreement shall be construed so as to impose an obligation upon an Administrator (i) to seek directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with directions or advice or Oral Instructions or Written Instructions (unless, pursuant to other provisions of this Agreement, the same is a condition of such Administrator’s properly taking or not taking a specified action).
4. Records; Visits.
     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of an Administrator shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during the relevant Administrator’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the relevant Administrator to the Fund or to an Authorized Person, at the Fund’s expense.
     (b) PNC shall maintain and preserve the following records for the periods prescribed by Rule 31a-2 under the 1940 Act:
(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records required to be maintained by Rule 31a-1 under the 1940 Act but only to the extent that such books and records necessarily and specifically relate to the services required to be performed by PNC under this Agreement.
     (c) PNC Capital shall maintain and preserve, for the periods prescribed by Rule 31a-2 under the 1940 Act, the books and records required to be maintained by Rule 31a-1 under the 1940 Act but only to the extent that such books and records necessarily and specifically relate to the services required to be performed by PNC Capital under this Agreement.
5. Confidentiality. Each Administrator shall keep confidential the contents of this Agreement and any information relating to the Fund’s business (“Confidential Fund Information”), shall use at least the same degree of care, but in no event less than reasonable care, to safeguard the confidentiality of the Confidential Fund Information as it uses to protect its own confidential information and shall use the Confidential Fund Information only to exercise its rights or carry out its responsibilities in connection with this Agreement. The Fund shall keep confidential the contents of this Agreement and any information relating to an Administrator’s business (“Confidential Administrator Information,” and collectively with the Confidential Fund Information, “Confidential Information”), shall use at least the same degree of care, but in no event less than reasonable care, to safeguard the confidentiality of the Confidential Administrator Information as it uses to protect its own confidential information and shall use a particular Administrator’s Confidential Administrator Information only to exercise its rights or carry out its responsibilities in connection with this Agreement with respect to such Administrator. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, prototypes and models, and internal performance results relating to the past, present or future business activities of the Fund (with respect to an Administrator’s confidentiality obligations) or an Administrator (with respect to the Fund’s confidentiality obligations); (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund (with respect to an Administrator’s confidentiality obligations) or an Administrator (with respect to the Fund’s confidentiality obligations) a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, equipment, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by an Administrator in connection with an independent third party compliance or other review; (h) is necessary or desirable for an Administrator to release such information in connection with the provision of its services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Each Administrator shall promptly return Confidential Fund Information to the Fund upon request of the Fund and the Fund shall promptly return an Administrator’s Confidential Administrator Information to such Administrator upon request of such Administrator (provided that the party that has received Confidential Information shall be entitled to retain copies of such Confidential Information as required or permitted by law or for customary archival or auditing purposes). Each Administrator agrees that any breach or threatened breach by it of the provisions of this Section 5 shall cause immediate and irreparable injury to the Fund for which there exists no adequate remedy at law, and accordingly each Administrator hereby grants to the Fund the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining it from breaching the terms of this Section 5. The Fund agrees that any breach or threatened breach by it of the provisions of this Section 5 shall cause immediate and irreparable injury to the Administrator to which the Confidential Administrator Information relates for which there exists no adequate remedy at law, and accordingly the Fund hereby grants to each Administrator the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining it from breaching the terms of this Section 5. The provisions of this Section 5 as between a particular Administrator and the Fund shall survive termination of this Agreement as between such Administrator and the Fund for a period of three (3) years after such termination.
6. Liaison with Accountants. Each Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. Each Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information relating to the services designated to it is made available to such accountants for the expression of their opinion, as required by the Fund.
7. Systems. Each Administrator shall retain title to and ownership of any and all of its own data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by such Administrator in connection with the services provided by such Administrator to the Fund.
8. Disaster Recovery. Each Administrator shall enter into and shall maintain in effect arrangements with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment at a backup facility available for such Administrator’s use in providing the services designated to it pursuant to this Agreement. Each Administrator shall provide to the Fund written evidence of and a summary of its aforementioned arrangements. In the event of equipment failures affecting the services designated to a particular Administrator, such Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize the likelihood of loss of data and service interruptions with respect to such services. No Administrator shall have liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by such Administrator’s own intentional misconduct, bad faith or negligence in the performance of its duties under this Agreement.
9.	Compensation.
     (a) As compensation for services rendered by the Administrators pursuant to this Agreement, the Fund, on behalf of each Portfolio, will pay to the Administrators such fees as may be agreed in writing; such agreement shall make clear the portion of such fees that is payable to PNC and the portion of such fees that is payable to PNC Capital.
     (b) The Fund hereby represents and warrants to each Administrator that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement (including the fees and expenses payable to each separate Administrator), and (iii) any benefits accruing to an Administrator or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by an Administrator to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
     (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement with respect to an Administrator, the Fund shall remain responsible for paying to each Administrator the fees set forth in the applicable fee letter.
10.	Standard of Care/Limitation of Liability.
     (a) Subject to the terms of this Section 10, an Administrator shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by such Administrator’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”). For clarity, no Administrator shall have any liability to the Fund (or any person or entity claiming through the Fund) relating to or occasioned by action or omission by the other Administrator.
     (b) No Administrator nor its Affiliates shall be liable to the Fund (or any person or entity claiming through the Fund) for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; action or inaction by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

     (c) Neither an Administrator nor its Affiliates shall be under any duty or obligation to the Fund to inquire into nor shall any such entity be liable to the Fund (or any person or entity claiming through the Fund) for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which such Administrator or any of its Affiliates reasonably believes to be genuine. Neither an Administrator nor its Affiliates shall be liable to the Fund (or any person or entity claiming through the Fund) for any damages arising out of action or inaction by such Administrator or any of its Affiliates in accordance with Oral Instructions or Written Instructions or advice of counsel. Neither an Administrator nor its Affiliates shall be liable to the Fund (or any person or entity claiming through the Fund) for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any error or omission by a prior service provider.
     (d) Neither an Administrator nor its Affiliates shall be liable to the Fund (or any person or entity claiming through the Fund) for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such Administrator or any of its Affiliates. The Fund shall not be liable to an Administrator for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Fund.
     (e) Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Fund (or any person or entity claiming through the Fund) against an Administrator or any of its Affiliates within the earlier of 24 months after the Fund became aware of the claim or 24 months after the Board of Trustees of the Fund is informed of specific facts that should have alerted it that a basis for such a claim might exist; provided that in no event shall the Fund (or any person or entity claiming through the Fund) be permitted to assert a claim against an Administrator or any of its Affiliates at any time after the expiration of the applicable statute of limitations.
     (f) Each Administrator shall have a duty to mitigate damages for which the Fund may become responsible, and the Fund shall have a duty to mitigate damages for which an Administrator may become responsible.
     (g) This Section 10 shall survive any and every termination of this Agreement.
11. Indemnification.
     (a) Absent an Administrator’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless such Administrator and its Affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, reasonable travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund that is not a subsidiary of such Administrator; and (b) any action taken or omitted to be taken by such Administrator in connection with the provision of services to the Fund. For clarity, action or omission by one

Administrator shall in no way limit any indemnification, defense or hold harmless responsibility owed by the Fund to the other Administrator. Any amounts payable pursuant to this Section 11(a) shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other investment portfolio of the Fund. This Section 11(a) shall survive any and every termination of this Agreement.
     (b) PNC agrees to indemnify, defend and hold harmless the Fund and its trustees, officers and employees from those claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, reasonable travel costs and other reasonable out-of-pocket costs related to dispute resolution) caused by PNC’s own intentional misconduct, bad faith or negligence with respect to PNC’s duties under this Agreement provided that PNC’s indemnification, defense and hold harmless obligations shall extend only to that portion of any such claim, suit, action, damage, loss, liability, obligation, cost or reasonable expense that is shown to be caused by PNC’s own intentional misconduct, bad faith or negligence with respect to PNC’s duties under this Agreement. Any obligation of PNC to indemnify, defend or hold harmless the Fund or its trustees, officers or employees (or any person or entity claiming through the Fund or its trustees, officers or employees) is subject to and limited by the provisions of this Agreement that limit PNC’s responsibility or liability. For clarity, PNC shall have no obligation to indemnify, defend or hold harmless the Fund or its trustees, officers or employees (or any person or entity claiming through the Fund or its trustees, officers or employees) from any matter or thing relating to or occasioned by action or omission by PNC Capital. The provisions of this Section 11(b) set forth the exclusive remedy of the Fund, the Fund’s trustees, officers and employees, and any person or entity claiming through the Fund or the Fund’s trustees, officers or employees, with respect to any claim against PNC relating to the subject matter of this Agreement. This Section 11(b) shall survive any and every termination of this Agreement.
     (c) PNC Capital agrees to indemnify, defend and hold harmless the Fund and its trustees, officers and employees from those claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, reasonable travel costs and other reasonable out-of-pocket costs related to dispute resolution) caused by PNC Capital’s own intentional misconduct, bad faith or negligence with respect to PNC Capital’s duties under this Agreement provided that PNC Capital’s indemnification, defense and hold harmless obligations shall extend only to that portion of any such claim, suit, action, damage, loss, liability, obligation, cost or reasonable expense that is shown to be caused by PNC Capital’s own intentional misconduct, bad faith or negligence with respect to PNC Capital’s duties under this Agreement. Any obligation of PNC Capital to indemnify, defend or hold harmless the Fund or its trustees, officers or employees (or any person or entity claiming through the Fund or its trustees, officers or employees) is subject to and limited by the provisions of this Agreement that limit PNC Capital’s responsibility or liability. For clarity, PNC Capital shall have no obligation to indemnify, defend or hold harmless the Fund or its trustees, officers or employees (or any person or entity claiming through the Fund or its trustees, officers or employees) from any matter or thing relating to or occasioned by action or omission by PNC. The provisions of this Section 11(c) set forth the exclusive remedy of the Fund, the Fund’s trustees, officers and employees, and any person or entity claiming through the Fund or the Fund’s trustees, officers or employees, with respect to any claim against PNC Capital relating to the subject matter of this Agreement. This Section 11(c) shall survive any and every termination of this Agreement.
12. Accounting Services by PNC on a Continuous Basis. PNC will perform the following accounting services with respect to each Portfolio:
(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”);

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Fund’s custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify Fund management of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, or if such quotes or rates are unavailable, then obtain the same from the Adviser, and in either case calculate the market value of each Portfolio’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that PNC shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by any pricing source or the Adviser, and PNC shall not under any circumstances have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value; and

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.
13. Financial Administration Services by PNC on a Continuous Basis. PNC will perform the following financial administration services with respect to each Portfolio:
(i)	Supply various normal and customary Portfolio statistical data as requested on an ongoing basis (to the extent the same is maintained by PNC in the normal course);

(ii)	Prepare for execution and file the Fund’s Federal and state tax returns;

(iii)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(iv)	Prepare and file with the SEC the Fund’s annual and semi-annual shareholder reports;

(v)	Prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(vi)	Assist in the preparation of financial information for amendments to the Fund’s Registration Statement and other filings relating to the registration of Shares;

(vii)	Prepare monthly expense budgets in accordance with Fund management specifications;

(viii)	Provide sub-certifications with respect to information provided by and work performed by PNC in connection with the Fund’s Form N-CSR and Form N-Q filings; PNC covenants that, subject to the limitations and qualifications set forth in a particular sub-certification, the enumerated representations set forth in such sub-certification will to its knowledge be true, correct and complete when given, and such covenant shall survive termination of this Agreement as between PNC and the Fund;

(ix)	Provide the Data Repository and Analytics Suite Services as set forth in Exhibit B to this Agreement (as such Exhibit B may be amended from time to time), subject to the terms of this Agreement and the terms set forth in such Exhibit B;

(x)	Monitor each Portfolio’s compliance, on a post-trade basis, with such portfolio limitations as the Fund informs PNC in writing from time to time, provided that PNC maintains in the normal course all data necessary to measure such compliance; for clarity, PNC is not responsible for compliance or non-compliance by a Portfolio with any applicable portfolio limitations; and

(xi)	Perform accounting services required for the Trustees’ Deferred Compensation Plan.
14. Regulatory Administration Services by PNC on a Continuous Basis. PNC will perform the following regulatory administration services with respect to each Portfolio:
(i)	Prepare an annual Post-Effective Amendment to the Fund’s Registration Statement (not including the creation of a new series or share class), subject to review and approval by the Fund’s counsel, and coordinate with the Fund’s financial printer to make such filings with the SEC;

(ii)	Coordinate the filing of the Fund’s fidelity bond with the SEC and monitor the Fund’s assets to help assure adequate fidelity bond coverage is maintained;

(iii)	Draft and coordinate the filing of Forms N-CSR, N-Q (including schedule of investments and related disclosures) and N-PX (with voting records provided to PNC in the format requested by PNC);

(iv)	Provide to the Fund PNC’s compliance policies and procedures related to the services provided to the Fund by PNC (and, if mutually agreed, provide to the Fund compliance policies and procedures of certain PNC affiliates related to the services provided to the Fund by such entities), summary procedures thereof and periodic certification letters with respect thereto;

(v)	Draft notices, agendas (with final selection of agenda items being made by the Fund’s counsel) and resolutions for quarterly Board meetings and up to two special Board meetings, subject to review and approval by the Fund’s counsel;

(vi)	Coordinate the preparation, assembly and mailing of Board materials for quarterly Board meetings and up to two special Board meetings (other than organizational meetings for new investment portfolios);

(vii)	Attend quarterly and up to two special Board meetings (and make presentations at such meetings as appropriate) and draft minutes of such meetings (but only if requested by the Fund to do so, and subject to review and approval by the Fund’s counsel);

(viii)	Maintain the Fund’s corporate calendar to help assure compliance with various SEC filing and Board approval deadlines;

(ix)	Maintain the Fund’s organizational files to the extent requested by the Fund; and

(x)	Assist in monitoring regulatory developments which may affect the Fund and assist the Fund in the handling of SEC examinations.

All regulatory services are subject to the review and approval of the Fund’s counsel.
15. Fair Valuation Services by PNC on a Continuous Basis. The Fund desires that, in accordance with the Fair Value Pricing Procedures adopted by the Board of Trustees of the Fund, PNC use the fair value prices that are provided by a third-party pricing vendor, currently FT Interactive Data, selected by the Fund (“Pricing Vendor”) in connection with certain foreign equity securities, and PNC is willing to receive and use such fair value prices from the Pricing Vendor as follows:
(i)	PNC has entered into an agreement with the Pricing Vendor for the Pricing Vendor to provide fair value prices for the relevant foreign equity securities (“Fair Value Prices”) in accordance with the Fund’s Fair Value Pricing Procedures. Notwithstanding anything to the contrary herein, PNC shall not be obligated to perform the services set forth in this Section 15 unless an agreement, including all relevant schedules and appendices thereto, between PNC and the Pricing Vendor for the provision of Fair Value Prices is then currently in effect.

(ii)	Unless the Fund directs PNC otherwise by Written Instructions, the Fund hereby authorizes and instructs PNC to: (a) under the circumstances set forth in the Fund’s Fair Value Pricing Procedures, receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by PNC) for those Portfolios identified by the Fund to PNC (via ten (10) business day’s prior written notice) as covered by this Section 15 (the “International Funds”); and (b) under the circumstances set forth in Fund’s Fair Value Pricing Procedures, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, total returns, yields, etc.) for the International Funds only; provided that PNC’s services shall be limited to those detailed in Exhibit D hereto.

(iii)	The Fund understands and agrees that PNC shall have no obligation to employ any review process to the Fair Value Prices and that, absent PNC’s receipt of a Fair Value Price with a manifest error, PNC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives. The Fund hereby assumes all responsibility for the appropriateness of the International Funds’ use of Fair Value Prices. The Fund hereby represents, warrants and covenants that the Valuation Committee of the relevant International Funds has evaluated and approved the use of the Pricing Vendor’s Fair Value Prices for each of the International Funds and believes such use to be consistent with (a) the Fund’s Fair Value Pricing Procedures and (b) the Fund’s Registration Statement.

(iv)	The Fund agrees not to use or permit the use of Fair Value Prices for the benefit of any Portfolio or investment vehicle other than an International Fund.
16. General Administration Services by PNC Capital on a Continuous Basis. PNC Capital will perform the following administration services with respect to each Portfolio:

(i)	Provide office space in such place or places as may be agreed upon from time to time by the Fund and PNC Capital, and all necessary office supplies, facilities and equipment;

(ii)	Provide necessary executive and other personnel for managing the affairs of the Fund (exclusive of those related to and to be performed under separate contract for custodial, distribution, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of the services undertaken to be provided by PNC under this Agreement or by the Fund’s independent accountants or legal counsel);

(iii)	Provide compensation, if any, for officers and trustees of the Fund who are directors, officers or employees of PNC Capital or of any affiliated person (other than a registered investment company) of PNC Capital other than PNC;

(iv)	Assist the Fund’s Board of Trustees in the selection of the Fund’s contracted services providers and coordinate such contractual relationships;

(v)	Oversee services provided to the Fund by PNC and by the Fund’s other contracted service providers;

(vi)	Assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund as such bond and policies are approved by the Fund’s Board of Trustees;

(vii)	Provide administrative services to the Trustees’ Deferred Compensation Plan; and

(viii)	Serve as primary coordinator for the Fund’s special projects, such as shareholder meetings, fund or share class launches/closures and restructuring, mergers and liquidations, system and service provider conversions.
17. Accounting Services by PNC Capital on a Continuous Basis. PNC Capital will perform the following accounting services with respect to each Portfolio:
(i)	Provide necessary personnel to participate in the fair valuation of investment securities as set forth in the Fund’s Fair Value Pricing Procedures adopted by the Board of Trustees and to record minutes of such meetings;

(ii)	Evaluate the impact of new accounting pronouncements on the Fund and coordinate adoption of the necessary accounting policies and procedures by the Fund and its applicable service providers;

(iii)	Review potential errors escalated by PNC and the Fund’s other service providers to seek to identify systematic control weaknesses and monitor corrective actions;

(iv)	Coordinate the review of complex investment instruments by the Fund’s service providers to assess regulatory disclosure requirements, operational risks and accounting procedures;

(v)	Review and analyze uncertain tax positions for impact on the Portfolios; and

(vi)	Analyze various Portfolio data to validate the reasonableness of such data as requested by the Fund’s Board of Trustees.
18. Financial Administration Services by PNC Capital on a Continuous Basis. PNC Capital will perform the following financial administration services with respect to each Portfolio:
(i)	Supply various normal and customary Portfolio statistical data as requested on an ongoing basis (to the extent the same is maintained by PNC Capital in the normal course);

(ii)	Monitor the accuracy of statistical information delivered to third party statistical agencies with respect to the Portfolios, provided that PNC Capital has access in the normal course to the data necessary to perform such monitoring;

(iii)	Oversee the preparation and filing with the SEC of the Fund’s annual and semi-annual shareholder reports; intervening periods’ quarterly schedules of investments; and Form N-SAR and Notices pursuant to Rule 24f-2;

(iv)	Oversee shareholder reports design, printing and distribution;

(v)	Review the Fund’s Federal and state tax returns prior to filing;

(vi)	Coordinate tax distributions and related services provided by the Fund’s other service providers; including coordination of distribution frequency, forecasts and tax reporting to the Fund’s shareholders;

(vii)	Review and approve annual expense budgets in accordance with Fund management specifications; authorize adjustments to expense budget; authorize payment of expenses; and

(viii)	Assist the Fund’s Chief Compliance Officer with the investigation of potential compliance violations by the Fund’s investment advisers and other contracted service providers that are identified by the Fund’s Chief Compliance Officer or PNC (pursuant to Section 13(x) above) and assist in remedial actions, as necessary.
19. Regulatory Administration Services by PNC Capital on a Continuous Basis. PNC Capital will perform the following regulatory administration services with respect to each

Portfolio:
(i)	Coordinate special meetings of the Fund’s shareholders and proxy materials relating to such meetings, including overseeing vendor(s) to be responsible for preparation, filing and printing of proxy materials, and the proxy tabulation and solicitation;

(ii)	Oversee the preparation of the Post-Effective Amendment to the Fund’s Registration Statement, subject to review and approval by the Fund’s counsel;

(iii)	Coordinate financial reporting production and comments received from the Fund’s investment advisers and Trustees on the Fund’s financial statements;

(iv)	Review and assist with the coordination of the filing of Forms N-Q, N-CSR and N-PX;

(v)	Support the development and maintenance of the Fund’s policies and procedures adopted by the Fund;

(vi)	Coordinate meetings of the Fund’s Board of Trustees;

(vii)	Assist with the coordination of the preparation, assembly and mailing of Board materials for Board meetings;

(viii)	Attend Board meetings as requested by the Fund; and

(ix)	Assist in monitoring regulatory developments which may affect the Fund and assist the Fund in the handling of SEC examinations.
20. Duration and Termination (PNC and the Fund).
     (a) This Agreement shall be effective as between PNC and the Fund on the date first written above and unless terminated as between PNC and the Fund pursuant to its terms shall continue as between PNC and the Fund for a period of one (1) year from the date first written above (the “PNC Initial Term”).
     (b) Upon the expiration of the PNC Initial Term, this Agreement shall automatically renew as between PNC and the Fund for successive terms of one (1) year (“PNC Renewal Terms”) each, unless the Fund or PNC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the PNC Initial Term or the then current PNC Renewal Term.
     (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PNC prior to any such conversion.
     (d) Notwithstanding the provisions of Section 20(a) and Section 20(b) above, if PNC or the Fund is guilty of a material failure to perform its duties and obligations hereunder (for purposes of this Section 20, a “Defaulting Party”) the other (for purposes of this Section 20, the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure to perform shall not have been remedied within thirty (30) days after such written notice is given of such material failure to perform, then the Non-Defaulting Party may terminate this Agreement as between PNC and the Fund by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For purposes solely of this Section 20(d), a “material failure to perform” on the part of PNC with respect to the matters referenced in Exhibit C to this Agreement means solely PNC’s failure to meet the performance standard in any one (1) category as set forth in such Exhibit C for (i) a period of four (4) consecutive measurement periods (i.e., monthly or semi-annually, as applicable) or (ii) any six (6) measurement periods (i.e., monthly or semi-annually, as applicable) in a twelve (12) consecutive measurement period period of time.
     (e) Without terminating the other provisions of this Agreement as between PNC and the Fund, PNC or the Fund may terminate the Fair Value Services described in Section 15 of this Agreement on sixty (60) days’ written notice to the other. Termination of the Fair Value Services shall not terminate this Agreement as between PNC and the Fund which shall otherwise remain in full force and effect. For clarification, termination of this Agreement as between PNC and the Fund shall terminate the Fair Value Services.
     (f) Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 20(g) below), if in connection with a Change in Control (for purposes of this Section 20(f) “Change in Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any adviser or sponsor of the Fund) the Fund gives notice to PNC terminating it as the provider of any of the services designated to it hereunder or if the Fund otherwise terminates this Agreement as between PNC and the Fund before the expiration of the then current PNC Initial or PNC Renewal Term (for purposes of this Section 20, “Early Termination”): (i) PNC shall, if requested by the Fund, make a good faith effort to facilitate a conversion of the services designated to it hereunder to the Fund’s successor service provider, provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and (ii) before the effective date of the Early Termination, the Fund shall pay to PNC an amount equal to the lesser of five (5) months of fees and other amounts payable to PNC or all fees and other amounts payable to PNC calculated as if PNC were to provide all services designated to it hereunder until the expiration of the then current PNC Initial or PNC Renewal Term (for purposes of this Section 20, “Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the then current PNC Initial or PNC Renewal Term. If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement as between PNC and the

Fund in the ordinary course at the end of the then current PNC Initial or PNC Renewal Term, the references above to “expiration of the then current PNC Initial or PNC Renewal Term” shall be deemed to mean “expiration of the PNC Renewal Term immediately following the then current PNC Initial or PNC Renewal Term.” If any of the Fund’s assets serviced by PNC under this Agreement are removed from PNC’s provision of services under this Agreement (for purposes of this Section 20, “Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at PNC’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC (PNC will provide the Fund written notice at least thirty (30) days prior to invoking the option set forth in this sub-item (1), and during such notice period PNC will make itself available for good faith discussions with the Fund regarding PNC’s decision to invoke the option set forth in this sub-item (1), provided that upon the termination of such notice period PNC shall be entitled at its sole discretion and without penalty to invoke the option set forth in this sub-item (1)) or (2) this Agreement will remain in full force and effect as between PNC and the Fund with respect to all non-Removed Assets. This Section 20(f) does not apply to Fair Value Services described in Section 15 of this Agreement.
     (g) In the event that this Agreement is terminated as between PNC and the Fund in accordance with the provisions of Section 20(d) above, Section 20(f) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the penultimate sentence of such Section 20(f) shall not be permitted prior to the termination date of this Agreement as between PNC and the Fund).
     (h) Notwithstanding anything contained in this Agreement to the contrary, PNC shall be entitled (at its sole discretion) to terminate this Agreement as between PNC and the Fund at any time following (i) the Fund commencing as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or the Fund seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property, (ii) commencement of any such case or proceeding against the Fund, or another entity seeking any such appointment, (iii) the Fund making a general assignment for the benefit of creditors or (iv) the Fund admitting in writing its inability to pay its debts as they become due; any such termination by PNC shall be without any prejudice to, and without the payment of any penalty or other amount by, PNC.
     (i) Neither Administrator shall have the power or authority to terminate this Agreement with respect to the other Administrator. If this Agreement (including any agreement regarding fees) should terminate with respect to one Administrator, the Agreement (including any agreement regarding fees) shall nonetheless continue (in accordance with its terms) with respect to the other Administrator, to the extent that the Agreement (including any agreement regarding fees) is applicable to such other Administrator.
21. Duration and Termination (PNC Capital and the Fund).
     (a) This Agreement shall be effective as between PNC Capital and the Fund on the date first written above and unless terminated as between PNC Capital and the Fund pursuant to its terms shall continue as between PNC Capital and the Fund for a period of one (1) year from the date first written above (the “PNC Capital Initial Term”).
     (b) Upon the expiration of the PNC Capital Initial Term, this Agreement shall automatically renew as between PNC Capital and the Fund for successive terms of one (1) year (“PNC Capital Renewal Terms”) each, unless the Fund or PNC Capital provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the PNC Capital Initial Term or the then current PNC Capital Renewal Term.
     (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PNC Capital prior to any such conversion.
     (d) Notwithstanding the provisions of Section 21(a) and Section 21(b) above, if PNC Capital or the Fund is guilty of a material failure to perform its duties and obligations hereunder (for purposes of this Section 21, a “Defaulting Party”) the other (for purposes of this Section 21, the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure to perform shall not have been remedied within thirty (30) days after such written notice is given of such material failure to perform, then the Non-Defaulting Party may terminate this Agreement as between PNC Capital and the Fund by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
     (e) Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 21(f) below), if in connection with a Change in Control (for purposes of this Section 21(e) “Change in Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any adviser or sponsor of the Fund) the Fund gives notice to PNC Capital terminating it as the provider of any of the services designated to it hereunder or if the Fund otherwise terminates this Agreement as between PNC Capital and the Fund before the expiration of the then current PNC Capital Initial or PNC Capital Renewal Term (for purposes of this Section 21, “Early Termination”): (i) PNC Capital shall, if requested by the Fund, make a good faith effort to facilitate a conversion of the services designated to it hereunder to the Fund’s successor service provider, provided that PNC Capital does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and (ii) before the effective date of the Early Termination, the Fund shall pay to PNC Capital an amount equal to the lesser of three (3) months of fees and other amounts payable to PNC Capital or all fees and other amounts payable to PNC Capital calculated as if PNC Capital were to provide all services designated to it hereunder until the expiration of the then current PNC Capital Initial or PNC Capital Renewal Term (for purposes of this Section 21, “Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC Capital under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC Capital for the termination of services before the expiration of the then current PNC Capital Initial or PNC Capital Renewal Term. If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement as between PNC Capital and the Fund in the ordinary course at the end of the then current PNC Capital Initial or PNC Capital Renewal Term, the references above to “expiration of the then current PNC Capital Initial or PNC Capital Renewal Term” shall be deemed to mean “expiration of the PNC Capital Renewal Term immediately following the then current PNC Capital Initial or PNC Capital Renewal Term.” If any of the Fund’s assets serviced by PNC Capital under this Agreement are removed from PNC Capital’s provision of services under this Agreement (for purposes of this Section 21, “Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund) (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at PNC Capital’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC Capital (PNC Capital will provide the Fund written notice at least thirty (30) days prior to invoking the option set forth in this sub-item (1), and during such notice period PNC Capital will make itself available for good faith discussions with the Fund regarding PNC Capital’s decision to invoke the option set forth in this sub-item (1), provided that upon the termination of such notice period PNC Capital shall be entitled at its sole discretion and without penalty to invoke the option set forth in this sub-item (1)) or (2) this Agreement will remain in full force and effect as between PNC Capital and the Fund with respect to all non-Removed Assets.
     (f) In the event that this Agreement is terminated as between PNC Capital and the Fund in accordance with the provisions of Section 21(d) above, Section 21(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 21(e) shall not be permitted prior to the termination date of this Agreement as between PNC Capital and the Fund).
     (g) Notwithstanding anything contained in this Agreement to the contrary, PNC Capital shall be entitled (at its sole discretion) to terminate this Agreement as between PNC Capital and the Fund at any time following (i) the Fund commencing as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or the Fund seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property, (ii) commencement of any such case or proceeding against the Fund, or another entity seeking any such appointment, (iii) the Fund making a general assignment for the benefit of creditors or (iv) the Fund admitting in writing its inability to pay its debts as they become due; any such termination by PNC Capital shall be without any prejudice to, and without the payment of any penalty or other amount by, PNC Capital.
     (h) Neither Administrator shall have the power or authority to terminate this Agreement with respect to the other Administrator. If this Agreement (including any agreement regarding fees) should terminate with respect to one Administrator, the Agreement (including any agreement regarding fees) shall nonetheless continue (in accordance with its terms) with respect to the other Administrator, to the extent that the Agreement (including any Agreement regarding fees) is applicable to such other Administrator.
22. Use of Names. If PNC Capital ceases to act as Administrator and Adviser, the Fund agrees that, at PNC Capital’s request, the Fund will take all necessary action to change the name of the Fund and its Portfolios to a name not including “PNC” or “Allegiant” in any form or combination of words.
23. Notices. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, Fax Number 302-791-1856 (or such other address or fax number as PNC may inform the other parties hereto in writing); (b) if to PNC Capital, at Two Hopkins Plaza, Baltimore, Maryland 21201, Attention: Jennifer Spratley, Fax Number 410-230-9220 (or such other address or fax number as PNC Capital may inform the other parties hereto in writing); (c) if to the Fund, at PNC Capital, 1900 East 9th Street, Cleveland, OH 44114, Attention: John Kernan, Fax Number: 216-222-0220 (or such other address or fax number as the Fund may inform the other parties hereto in writing), with a copy to Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, Attention: John Loder, Fax Number: 617-235-0066; or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately; if notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed; if notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notwithstanding the provisions of the immediately preceding sentence, notice of termination pursuant to Section 20(h) above or Section 21(g) above shall be deemed to have been given and to be effective on the date sent.
24. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
25. Assignment. PNC and PNC Capital may each assign its respective rights and duties pursuant to this Agreement to any affiliate of itself or of The PNC Financial Services Group, Inc., provided that the assigning party gives the Fund thirty (30) days prior written notice of such assignment and responds to such reasonable questions as the Fund may ask relative to the assignment (including regarding the capabilities of the assignee).
26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
27. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
28. Miscellaneous.
     (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of an Administrator hereunder without the prior written approval of such Administrator, which approval shall not be unreasonably withheld or delayed. Such approval, if given, shall not constitute a waiver or abridgement of any rights under this Agreement. The scope of services to be provided by an Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Fund and such Administrator expressly agree in writing to any such increase.
     (b) During the term of this Agreement with respect to PNC and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees who perform services related to the Fund, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees who perform services related to the Fund. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
     (c) Except as expressly provided in this Agreement, each of the Administrators hereby disclaims all representations and warranties, express or implied, made by it to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided by it under this Agreement. Each of the Administrators disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
     (d) This Agreement embodies the entire agreement and understanding among the parties regarding the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Administrators are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and an Administrator.
     (e) The Fund will provide such information and documentation as an Administrator may reasonably request in connection with services provided by that Administrator to the Fund.
     (f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (g) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
     (i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrators’ affiliates are financial institutions, and an Administrator may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. An Administrator may also ask (and may have already asked) for additional identifying information, and an Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
     (j) Notwithstanding anything in this Agreement to the contrary, if an Administrator is requested orally or in writing to provide services under this Agreement to any additional investment portfolio of the Fund (“Additional Portfolio”), and such Administrator provides such services under this Agreement to such Additional Portfolio, then, from the date such Administrator commences providing such services, such Additional Portfolio shall (as between such Administrator and the Fund) be deemed to be a “Portfolio” under this Agreement even in the absence of a writing specifically including such Additional Portfolio on Exhibit A of this Agreement.
     (k) Effective as of the effectiveness of this Agreement, the Former Co-Administration and Accounting Services Agreement is hereby terminated. Each Administrator shall be entitled with respect to this Agreement to continue to rely on any standing instructions, directions, procedures or similar items that were provided to or utilized by it in relation to the Fund with respect to the Former Co-Administration and Accounting Services Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT
SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt

Name: Jay F. Nusblatt

Title: Senior Vice President

PNC CAPITAL ADVISORS, LLC

By:	/s/ John Kernan

Name: John Kernan

Title: Senior Vice President

PNC ADVANTAGE FUNDS

By:	/s/ John Kernan

Name: John Kernan

Title: Treasurer

APPENDIX A
Definitions
As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Affiliate” means any “affiliate” (as defined in the 1940 Act) of an Administrator that provides services to such Administrator or to the Fund in connection with this Agreement.

(d)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund.

(e)	“Oral Instructions” mean oral instructions received by an Administrator from an Authorized Person or from a person reasonably believed by such Administrator to be an Authorized Person. An Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)	“Shares” means the shares of beneficial interest of any series or class of a Portfolio.

(i)	“Written Instructions” mean (i) written instructions received by an Administrator and signed by an Authorized Person (or a person reasonably believed by the Administrator receiving such written instruction to be an Authorized Person) or (ii) trade instructions transmitted (and received by an Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

EXHIBIT A
     THIS EXHIBIT A, dated as of June 30, 2010 is Exhibit A to that certain Co-Administration and Accounting Services Agreement dated as of June 30, 2010 among PNC Global Investment Servicing (U.S.) Inc., PNC Capital Advisors, LLC and PNC Advantage Funds.
Portfolios
Advantage Institutional Money Market Fund
Advantage Institutional Government Money Market Fund
Advantage Institutional Treasury Money Market Fund

EXHIBIT B
Data Repository and Analytics Suite
1.	PNC Services

PNC shall:
(a)	Provide internet access to PNC’s Data Repository and Analytics Suite at www.pncgisdatapath.com or other site operated by PNC (the “Site”) for Portfolio portfolio data otherwise supplied by PNC to the Fund or the Fund’s service providers via other electronic or manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances, (iii) net asset value-related data, including NAV and net asset, distribution and yield detail and (iv) certain compliance-related material determined by PNC (collectively, the “Accounting Services”). For clarity, compliance-related material is on a post-trade basis only and PNC is not responsible for compliance or non-compliance by a Portfolio with any applicable portfolio limitations.

(b)	Supply each of the Authorized Persons (“Users”) with a logon ID and password;

(c)	Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools (does not apply with respect to compliance-related material); however, PNC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing significant custom reports or enhancements are not included in the fees referenced in Section 9(a) of the Agreement and will be billed separately;

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Accounting Services and inform the Fund promptly of any malfunctions or service interruptions.
2.	Duties of the Fund and the Users

The Fund and the Users, as appropriate, shall:
(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and
(b)	Keep logon IDs and passwords confidential and notify PNC immediately in the event that a logon ID or password is lost, stolen or if the Fund or a User has reason to believe that a logon ID or password is being used by an unauthorized person.
3.	Standard of Care; Limitations of Liability
(a)	Nothing in this Section 3 shall in any way serve to limit any other limitation of liability applicable to PNC pursuant to the Agreement or otherwise.

(b)	The Fund acknowledges that the internet is an “open,” publicly accessible network and not under the control of any party. PNC’s provision of Accounting Services is dependent upon the proper functioning of the internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund agrees that PNC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by PNC) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes intentional misconduct, bad faith or negligence by PNC.

EXHIBIT C
1.	Number of Accurate NAV’s Reported to the Fund’s transfer agent (the “Transfer Agent”) divided by the Total Number of NAV’s Required to be Reported to the Transfer Agent (excluding Money Market Funds): 99.5%
▪	“NAV” for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the reported extended class NAV is greater than a full penny.

▪	Each NAV error for a given day is treated as a single NAV error.
2.	Number of accurate NAV’s Reported to NASDAQ divided by Number of Total NAV’s Required to be Reported to NASDAQ (excluding Money Market Funds): 99.5%
•	NAV for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the NAV difference is greater than a fully penny.

•	Each NAV error for a given day is treated as a single NAV error.
3.	Accurate and Timely Cash Availability Reports (“CAR”) to the Adviser Divided by Number of Portfolios Requiring Cash Availability Reporting: 99.5%
•	Timely CAR means, notwithstanding any other clause to the contrary, delivery by 9:30 a.m. (Eastern Time) (10:15 a.m. (Eastern Time) with respect to Money Market Funds).

•	Accurate CAR means errors controllable by PNC.
4.	Notify the Adviser of compliance violations identified through the normal quantitative secondary post-trade compliance monitoring performed by PNC for each Portfolio no later than the second business day following the receipt of accurate and complete trade information by PNC: 100%

5.	Provided PNC has timely received all necessary information from applicable entities, final annual and semiannual shareholder reports shall contain no material errors: 100%
•	For purposes of this performance standard, a “material error” shall be one that requires a reprint of the report.

Note:	*For purposes of the foregoing calculations, the Portfolios will be aggregated.

*Measurements in items 1-4 shall be measured on a monthly basis.

*Any failure or inaccuracy that arises from a matter beyond PNC’s reasonable control or for which PNC would not be liable pursuant to the Agreement is excluded from the determination of whether an item has been satisfied.

EXHIBIT D
Services to be performed by PNC pursuant to Section 15 of the Agreement shall be limited to the following:
•	Daily calculation and monitoring of the “trigger.”

•	Use the appropriate futures contract for “trigger” calculations based on the timeline in Exhibit A to the Fund’s Fair Value Pricing Procedures.

•	Communicate to the Fund whenever the “trigger” is met, and if so calculate and release a “Fair Value NAV.”

•	If the trigger has been met, PNC will also calculate whether the percentage change from that day’s price for such security versus the Fair Valued Price exceeds the established threshold (currently, ten percent or one penny per share). If percentage change exceeds the threshold, PNC will promptly inform the Fund.

•	Store and maintain records as detailed under the section entitled “Storage and Maintenance of Records” of the Fund’s Fair Value Pricing Procedures.